JOINT FILING AGREEMENT
     In accordance with Rule 13d-l(k)(l) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, $0.01 par value, of Healthcare Realty Trust and further agree to the filing of this agreement as an exhibit thereto. In addition, each party to this agreement expressly authorizes each other party to this agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.
Date: January 23, 2007

SCHAFER CULLEN CAPITAL MANAGEMENT, INC.
By:	/s/ James P. Cullen
Name:	James P. Cullen
Title:	President & Executive Officer

CULLEN CAPITAL MANAGEMENT, LLC
By:	/s/ James P. Cullen
Name:	James P. Cullen
Title:	President & Executive Officer